================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  DECEMBER 29, 1997

                       LORAL SPACE & COMMUNICATIONS LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      ISLANDS OF BERMUDA                   1-14180                      13-3867424
        (STATE OR OTHER                  (COMMISSION                   (IRS EMPLOYER
        JURISDICTION OF                 FILE NUMBER)                  IDENTIFICATION
        INCORPORATION)                                                    NUMBER)

             600 THIRD AVENUE, NEW YORK, NEW YORK                          10016
           (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (212) 697-1105

================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     In connection with the privatization by the Federal Government of Mexico (the "Mexican Government") of its fixed satellite services business, Loral Space & Communications Ltd. ("Loral") and Telefonica Autrey, S.A. de C.V. ("Telefonica Autrey") have formed a joint venture, Firmamento Mexicano, S. de R.L. de C.V. ("Holdings"), which has acquired 75% of the outstanding capital stock of Satelites Mexicanos, S.A. de C.V. ("SatMex"). On November 17, 1997, Corporativo Satelites Mexicanos, S.A. de C.V. ("Acquisition Sub"), a special purpose indirect subsidiary of Holdings formed to effect the acquisition, entered into a Stock Purchase and Sale Agreement with the Mexican Government providing for the acquisition at a purchase price of Ps. 5,366.4 million ($638.0 million). On November 17, 1997, Acquisition Sub paid Ps. 1,609.9 million ($193.6 million) of the purchase price. On December 29, 1997, Acquisition Sub completed the acquisition by paying the balance of the purchase price, plus installment interest, and merged with and into SatMex (the "Merger").

     SatMex is the company established by the Mexican Government for purposes of the privatization and to which the Mexican Government contributed substantially all of the assets of its fixed satellite services business. SatMex is the dominant provider of fixed satellite services in Mexico and provides broadcasting and telecommunications capacity to approximately 180 customers. SatMex owns and operates three satellites, Solidaridad 1, Solidaridad 2 and Morelos II, which are located in geostationary orbit at 109.2 degrees WL, 113.0 degrees WL and 116.8 degrees WL, respectively. SatMex holds 20-year concession titles (the "Concessions") to operate in these three orbital locations at their associated C- and Ku-band frequencies. The Concessions are renewable, subject to certain conditions, for an additional 20 years thereafter at no additional cost. SatMex also owns equipment located at two satellite control facilities and has entered into contracts for the construction and scheduled 1998 launch of Morelos III, the replacement satellite for Morelos II.

     The Mexican Government retained 25% of the issued and outstanding capital stock of SatMex in the form of limited voting shares. As a result, Loral and Telefonica Autrey (the "Sponsors") hold 49% and 26%, respectively, of the economic interests, and 49% and 51%, respectively, of the voting interests in SatMex.

     The acquisition was funded with (i) cash equity of $141.1 million contributed to Acquisition Sub by Loral and Telefonica Autrey, pro rata based on their economic ownership percentage (Loral's portion was made from available cash); (ii) the proceeds from the purchase by affiliates of Donaldson Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc. of $295 million of senior unsecured increasing rate notes issued by Acquisition Sub; and (iii) $275 million of borrowings by Acquisition Sub under senior secured credit facilities provided by affiliates of Lehman Brothers Inc. and Donaldson Lufkin & Jenrette Securities Corporation.

     On December 29, 1997, as part of the acquisition and in connection with the Merger, a wholly owned subsidiary of Holdings agreed to pay the Mexican Government $125.1 million (the "Government Obligation") in consideration for the assumption by SatMex of the debt incurred by Acquisition Sub in connection with the acquisition. The Government Obligation accrues deferred interest at the rate of 6.03% per annum, compounds annually and matures on December 29, 2004. Payment of the Government Obligation is secured by the interests in Holdings held by affiliates of Loral and Telefonica Autrey.

     Loral, together with Telefonica Autrey, will be responsible for managing SatMex and will receive an aggregate management fee, based on a sliding scale, applied to SatMex's quarterly gross revenues up to a maximum of 3.75% of cumulative gross revenues. In addition, Loral Skynet will license certain intellectual property to SatMex for a fee of 1.5% of SatMex's gross revenues.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) Financial Statements of Business Acquired

          Audited Financial Statements of Telecomunicaciones de Mexico, Fixed Satellite Services (Predecessor Company) as of December 31, 1996 and September 30, 1997 and for the year ended December 31, 1996 and for the nine months ended September 30, 1997 and audited Balance Sheet of Satelites Mexicanos, S.A. de C.V. (Company) as of October 15, 1997 and Reports of Independent Accountants.

     (b) Pro Forma Financial Information

          Unaudited Pro Forma Condensed Consolidated Financial Statements of Loral Space & Communications Ltd. ("Loral"), Satelites Mexicanos, S.A. de C.V. ("SatMex"), Orion Network Systems, Inc. ("Orion"), Space Systems/Loral, Inc. ("SS/L") and AT&T Skynet Satellite Services ("Skynet") as of September 30, 1997 and for the nine months ended September 30, 1997 and December 31, 1996.

     (c) Exhibits

          23 -- Consent of Price Waterhouse

                              FINANCIAL STATEMENTS
             TELECOMUNICACIONES DE MEXICO, FIXED SATELLITE SERVICES
                             (PREDECESSOR COMPANY)
                     AND SATELITES MEXICANOS, S.A. DE C.V.
                                   (COMPANY)

         DECEMBER 31, 1996 AND SEPTEMBER 30, 1997 (PREDECESSOR COMPANY)
                         AND OCTOBER 15, 1997 (COMPANY)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Satelites Mexicanos, S.A. de C.V.

     In our opinion, the accompanying balance sheets, statements of operations, of changes in Telecomm's investment and of cash flows present fairly, in all material respects, the financial position, the results of operations, changes in Telecomm's investment and cash flows of the fixed satellite service business of Telecomunicaciones de Mexico ("Telecomm") (the Predecessor Company of Satelites Mexicanos, S.A. de C.V.) as of December 31, 1996 and September 30, 1997 and for the year ended December 31, 1996 and for the nine months ended September 30, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Telecomm's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE

Mexico City
December 15, 1997 (except for Note 9
which is   as of January 5, 1998)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Satelites Mexicanos, S.A. de C.V.

     In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Satelites Mexicanos, S.A. de C.V. (Successor Company), a wholly-owned subsidiary of the Mexican Government, as of October 15, 1997, in conformity with accounting principles generally accepted in the United States. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE

Mexico City
December 15, 1997 (except for Note 9 which is as of January 5, 1998)

             TELECOMUNICACIONES DE MEXICO, FIXED SATELLITE SERVICE
                             (PREDECESSOR COMPANY)
                     AND SATELITES MEXICANOS, S.A. DE C.V.
                                   (COMPANY)

                                 BALANCE SHEETS
                                    (Note 1)
                      (amounts in thousands of US dollars)

                                                                                        COMPANY
                                                                            -------------------------------
                                                                                      OCTOBER 15,
                                                                                         1997
                                              PREDECESSOR COMPANY           -------------------------------
                                         ------------------------------                        PRO FORMA
                                         DECEMBER 31,     SEPTEMBER 30,                       (UNAUDITED)
                                             1996             1997                          (NOTES 4 AND 6)
                                         ------------     -------------
ASSETS
Cash and cash equivalents..............                     $   1,860        $   1,866         $   1,866
Accounts receivable -- Net (Note 3)....    $  8,054             6,042              963               963
Recoverable value added tax (Note 4)...                                        138,664                --
Prepaid insurance......................       7,254             3,087            3,087             3,087
                                           --------          --------         --------          --------
Total current assets...................      15,308            10,989          144,580             5,916
Satellites, machinery and
  equipment -- Net (Note 5)............     361,493           399,833          399,833           399,833
Deferred income tax asset (Note 7).....                                        171,496           171,496
                                           --------          --------         --------          --------
          Total assets.................    $376,801         $ 410,822        $ 715,909         $ 577,245
                                           ========          ========         ========          ========
LIABILITIES AND TELECOMM INVESTMENT/
  STOCKHOLDER'S EQUITY
Accounts payable and accrued
  expenses.............................    $  7,299         $   5,083        $     787         $     787
Notes payable to the Mexican Government
  (Note 1).............................                                        715,116                --
                                           --------          --------         --------          --------
Total current liabilities..............       7,299             5,083          715,903               787
                                           --------          --------         --------          --------
Commitments and contingencies (Note 8)
Telecomm Investment and Stockholder's
  Equity (Note 6)
Telecomm investment....................     369,502           405,739
Capital stock..........................                                              6           576,458
                                           --------          --------         --------          --------
Total Telecomm investment and
  stockholder's equity.................     369,502           405,739                6           576,458
                                           --------          --------         --------          --------
          Total liabilities and
            Telecomm investment and
            stockholder's equity.......    $376,801         $ 410,822        $ 715,909         $ 577,245
                                           ========          ========         ========          ========

   The accompanying notes are an integral part of these financial statements.

             TELECOMUNICACIONES DE MEXICO, FIXED SATELLITE SERVICE
                             (PREDECESSOR COMPANY)
                    AND SATELITES MEXICANOS, S. A. DE C. V.
                                   (COMPANY)

                            STATEMENT OF OPERATIONS
                                    (Note 1)
                      (amounts in thousands of US dollars)

                                                                        PREDECESSOR COMPANY
                                                                 ----------------------------------
                                                                  YEAR ENDED      NINE MONTHS ENDED
                                                                 DECEMBER 31,       SEPTEMBER 30,
                                                                     1996               1997
                                                                 ------------     -----------------
Revenues.......................................................    $ 78,207            $80,474
                                                                    -------            -------
Operating expenses:
Separation bonuses and employment costs related to
  privatization of Satmex (Note 2f)............................    $  1,004            $ 4,762
Personnel costs................................................       2,932              3,075
Materials and supplies.........................................         483                248
General and administrative expenses............................       2,862              1,629
Depreciation...................................................      34,953             26,214
Insurance......................................................      10,720              7,461
Miscellaneous expenses.........................................       1,323                222
Provision for uncollectible accounts...........................       1,761             (3,046)
                                                                    -------            -------
                                                                     56,038             40,565
                                                                    -------            -------
Operating income...............................................      22,169             39,909
Foreign exchange gain (loss)...................................         140                (48)
                                                                    -------            -------
Income before assessment due to the Mexican Government.........      22,309             39,861
Assessment paid to the Mexican Government (Note 7).............       4,535              4,809
                                                                    -------            -------
Net income.....................................................    $ 17,774            $35,052
                                                                    =======            =======

   The accompanying notes are an integral part of these financial statements.

             TELECOMUNICACIONES DE MEXICO, FIXED SATELLITE SERVICE
                             (PREDECESSOR COMPANY)
                    AND SATELITES MEXICANOS, S. A. DE C. V.
                                   (COMPANY)

                       STATEMENT OF CHANGES IN TELECOMM'S
                      INVESTMENT AND STOCKHOLDER'S EQUITY
                                    (Note 7)
                      (amounts in thousands of US dollars)

                                                                                        COMPANY
                                                                               --------------------------
                                                                                     FROM INCEPTION
                                                  PREDECESSOR COMPANY                ON JULY 26 TO
                                              ----------------------------            OCTOBER 15,
                                                              NINE MONTHS                 1997
                                              YEAR ENDED         ENDED         --------------------------
                                               DECEMBER        SEPTEMBER                       PRO FORMA
                                                  31,             30,                         (UNAUDITED)
                                                 1996             1997                          NOTE 6
                                              -----------     ------------
Net investment by Telecomm at the beginning
  of period.................................   $ 397,530        $369,502
Capitalization of amounts due to Mexican
  Government for purchase of net assets of
  Predecessor Company less, net assets of
  $783 retained by Telecomm.................                                                   $ 404,956
Deferred tax assets recorded as a result of
  transfer of concession title..............                                                     171,496
Net advances (to) from Telecomm.............     (45,802)          1,185
Issuance of capital stock...................                                       $6                  6
Net income during the period................      17,774          35,052
                                                --------        --------          ---           --------
Net investment by Telecomm at the end of
  period....................................   $ 369,502        $405,739           $6          $ 576,458
                                                ========        ========          ===           ========

   The accompanying notes are an integral part of these financial statements.

             TELECOMUNICACIONES DE MEXICO, FIXED SATELLITE SERVICE
                             (PREDECESSOR COMPANY)
                    AND SATELITES MEXICANOS, S. A. DE C. V.
                                   (COMPANY)

                            STATEMENTS OF CASH FLOWS
                      (amounts in thousands of US dollars)

                                                                        PREDECESSOR COMPANY
                                                                 ----------------------------------
                                                                  YEAR ENDED      NINE MONTHS ENDED
                                                                 DECEMBER 31,       SEPTEMBER 30,
                                                                     1996               1997
                                                                 ------------     -----------------
CASH FLOW PROVIDED BY OPERATING ACTIVITIES
Net income.....................................................    $ 17,774           $  35,052
Items not requiring cash:
  Depreciation.................................................      34,953              26,214
  Provision for uncollectible accounts.........................       1,761              (3,046)
(Increase) decrease in working capital components:
  Accounts receivable..........................................      (2,033)              5,058
  Prepaid insurance............................................         682               4,167
  Accounts payable and accrued expenses........................       3,279              (2,216)
                                                                   --------            --------
Cash provided by operating activities..........................      56,416              65,229
                                                                   --------            --------
CASH FLOW FROM INVESTMENT ACTIVITIES
Acquisition of machinery and equipment and advances for
  construction and launch of satellite.........................     (10,614)            (64,554)
                                                                   --------            --------
Cash used in investing activities..............................     (10,614)            (64,554)
                                                                   --------            --------
CASH FLOW FROM FINANCING ACTIVITIES
Net advances (to) from Telecomm................................     (45,802)              1,185
                                                                   --------            --------
Cash (used in) provided by financing activities................     (45,802)              1,185
                                                                   --------            --------
Net change in cash and cash equivalents........................          --               1,860
Cash and cash equivalents at beginning of period...............          --                  --
                                                                   --------            --------
Cash and cash equivalents at end of period.....................    $     --           $   1,860
                                                                   ========            ========

   The accompanying notes are an integral part of these financial statements.

             TELECOMUNICACIONES DE MEXICO, FIXED SATELLITE SERVICE
                             (PREDECESSOR COMPANY)
                    AND SATELITES MEXICANOS, S. A. DE C. V.
                                   (COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

         DECEMBER 31, 1996 AND SEPTEMBER 30, 1997 (PREDECESSOR COMPANY)
                         AND OCTOBER 15, 1997 (COMPANY)
                  (MONETARY AMOUNTS EXPRESSED IN THOUSANDS OF
                       US DOLLARS, EXCEPT SHARE AMOUNTS)

NOTE 1--HISTORY AND ACTIVITY OF THE COMPANY

     Satelites Mexicanos, S. A. de C. V. (the "Company") was formed by the Mexican Government on June 26, 1997 and commenced operations on October 15, 1997 for the purpose of completing the privatization process as described below. The principal activity of the Company is the installation, operation and control of the Mexican satellite system. The Company is the dominant provider of domestic Fixed Satellite Services ("FSS") to broadcasting and telecommunications transmission customers in Mexico.

     In June 1995, the Constitution of Mexico was amended to establish the legal framework for the privatization of certain FSS assets and operations of Telecomunicaciones de Mexico, ("Telecomm"), a wholly-owned subsidiary of the Mexican Government, (the "Predecessor Company"). The Predecessor Company managed the FSS business through October 14, 1997; after such date the FSS business will be operated by the Company. On October 30, 1997, a joint venture formed by Loral Space & Communications Ltd. ("Loral") and Telefonica Autrey, S. A. de C. V. ("Telefonica Autrey") agreed to acquire 75% of the issued and outstanding capital stock of the Company from the Mexican Government (the "Government").

     On October 15, 1997, the Government sold to the Company the net assets of the Predecessor Company based on its historical cost for $404,956, plus $63,003 of value added tax. The net assets consisted principally of three satellites in orbit, one satellite under construction and equipment located at two ground control facilities.

     Effective October 15, 1997, the Government sold to the Company for $504,400, plus $75,661 of value added tax, the rights to a 20-year concession title (the "Concession"), renewable on certain conditions for an additional 20 years thereafter at no additional cost, to operate in the three orbital slots occupied by the Company's satellites at their associated C- and Ku-band frequencies. Since the Concession was transferred between commonly controlled entities the asset is recorded at its historical cost (zero at October 15, 1997) under accounting principles generally accepted in the United States. The Company has also received the rights to use the extended C- and Ku-band frequencies at such locations, subject to successful international coordination and the satisfaction of certain other conditions. As part of the Concession, the Company will allow the Government to retain the L-Band transponders and has reserved certain capacity on each satellite for use by the Government. The Concession also includes the right to use the buildings and areas in which the control centers are located, for the purpose of exploiting the orbital slots and frequency assignments for an annual rental equivalent to 7.5% of their appraised value, which amounted to $3,427 (unaudited) at September 30, 1997.

NOTE 2--BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     The Predecessor Company's and the Company's financial statements are presented in U.S. dollars following generally accepted accounting principles in the United States of America.

     The significant accounting policies are summarized below:

     a. Functional currency and translation--

     The Predecessor Company and the Company are required to maintain their books and records in Mexican pesos ("pesos"). The functional currency of the Predecessor Company and the Company is the U.S.

             TELECOMUNICACIONES DE MEXICO, FIXED SATELLITE SERVICE
                             (PREDECESSOR COMPANY)
                    AND SATELITES MEXICANOS, S. A. DE C. V.
                                   (COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

dollar, the currency in which the Predecessor Company's and the Company's sales contracts are denominated and in which they incur a significant portion of their expenses and acquire their fixed assets.

     Monetary assets and liabilities denominated in pesos are translated into U.S. dollars using current exchange rates. The difference between the exchange rate on the date of the transaction and the exchange rate on settlement date, or balance sheet date if not settled, is included in the income statement as a foreign exchange gain/loss.

     Non-monetary assets or liabilities originally denominated in pesos are translated into U.S. dollars using the historical exchange rate at the date of the transaction. Capital stock is translated at historical rates.

     b. Use of estimates--

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

     c. Cash equivalents--

     Cash equivalents represent investments in short-term deposits and commercial paper with banks which have original maturities of ninety days or less.

     d. Fixed assets--

     Fixed assets, principally satellites and advances for construction and launching of a new satellite, are stated at historical cost, net of depreciation. Machinery, equipment, furniture and fixtures were stated at appraised values determined by a Mexican Government appraiser. Management believes that such estimates reasonably approximate the net historical cost of these assets.

     e. Depreciation--

     Depreciation of satellites, machinery and equipment is computed by the straight-line method, based on the estimated useful lives of the related assets.

     f. Labor benefits and separation bonuses--

     As a legal commercial entity the Company will be required to accrue in the years in which services are rendered seniority premiums to which its employees are entitled upon termination of employment after fifteen years of service. Employees who transferred from the Predecessor Company will not receive any credit for prior service. Predecessor Company employees, as government employees, were not entitled to the seniority premium benefit.

     In preparation for the privatization the Predecessor Company transferred 220 employees to the Company. In connection with the transfer the Predecessor Company negotiated and paid separation bonuses with the employees who transferred amounting to $4,012. Employees who did not transfer to the Company were assigned other responsibilities within Telecomm. Personnel costs related to employees retained by Telecomm were $1,004 and $750 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

     g. Revenue recognition--

     Revenue is recorded when the satellite service is provided. The Predecessor Company has provided FSS to the teleports business unit of Telecomm amounting to $3,696 in the year ended December 31, 1996 and $2,772 in the nine months ended September 30, 1997. Effective November 1, 1997 these services will be

             TELECOMUNICACIONES DE MEXICO, FIXED SATELLITE SERVICE
                             (PREDECESSOR COMPANY)
                    AND SATELITES MEXICANOS, S. A. DE C. V.
                                   (COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

invoiced by the Company to Telecomm on a monthly basis, for a minimum of $180 per month through December 31, 1997. It is expected this contract will be renewed by the Government on an annual basis beginning January 1, 1998. In addition, the Company will invoice Telecomm $40 per month for control services related to L-Band transponders retained by Telecomm.

     Historically, the Predecessor Company has provided satellite services to the Government with substantial discounts. Revenues for these services have been included in the results of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, net of such discounts.

     In connection with the privatization the Company has agreed to provide certain agencies of the Mexican Government with access to a portion of its available transponder capacity (the "reserve capacity"), representing approximately 181.44 MHz in C-band and 151.20 megahertz in Ku-band of its currently available capacity, at no cost. The capacity will be utilized by various Government agencies such as the Defense and Education Ministries which currently receive 100% discounts on services provided.

     h. Principal customer--

     Revenue from one customer represented 28% of total revenues for the nine months ended September 30, 1997. No individual customer represented more than 10% of total revenues for the year ended December 31, 1996.

NOTE 3--ACCOUNTS RECEIVABLE

                                                      PREDECESSOR COMPANY             COMPANY
                                                 ------------------------------     -----------
                                                 DECEMBER 31,     SEPTEMBER 30,     OCTOBER 15,
                                                     1996             1997             1997
                                                 ------------     -------------     -----------
        Trade accounts receivable..............    $ 21,683          $15,588           $ 963
        Allowance for bad debts................     (13,629)          (9,546)             --
                                                   --------          -------            ----
                                                   $  8,054          $ 6,042           $ 963
                                                   ========          =======            ====

     At October 15, 1997 the Mexican Government transferred trade receivables totalling $963 to the Company.

NOTE 4--RECOVERABLE VALUE ADDED TAX AND BALANCE PAYABLE TO THE
MEXICAN GOVERNMENT

     In connection with the purchases of the net assets and Concessions on October 15, 1997 (see Note 1), the Company is permitted to recover from the Mexican Treasury the value added tax associated with the acquisition of the net assets of the Predecessor Company and the Concessions. On November 17, 1997 the value added tax was recovered from the Mexican Treasury and paid to the Government. The pro forma column of the balance sheet gives effect to the recovery and the payment of the value added tax to the Government.

             TELECOMUNICACIONES DE MEXICO, FIXED SATELLITE SERVICE
                             (PREDECESSOR COMPANY)
                    AND SATELITES MEXICANOS, S. A. DE C. V.
                                   (COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5--SATELLITES, MACHINERY AND EQUIPMENT

                                                         PREDECESSOR COMPANY             COMPANY
                                                    ------------------------------     -----------
                                                    DECEMBER 31,     SEPTEMBER 30,     OCTOBER 15,
                                                        1996             1997             1997
                                                    ------------     -------------     -----------
    Satellites....................................   $  448,193        $ 448,193        $  448,193
    Accumulated depreciation......................     (128,233)        (154,447)         (154,447)
                                                      ---------        ---------        ----------
                                                        319,960          293,746           293,746
    Machinery and equipment.......................       20,974           21,012            21,012
    Furniture and fixtures........................          569            1,997             1,997
    Construction in process.......................        4,995            1,578             1,578
    Advances for the construction and launch of
      the Morelos III satellite...................       14,995           81,500            81,500
                                                      ---------        ---------        ----------
                                                     $  361,493        $ 399,833        $  399,833
                                                      =========        =========        ==========

     Payments amounting to $81,500, transferred by Telecomm, have been made to Hughes Communications International, Inc. and Arianespace for the construction and launch of a new satellite (Morelos III) to replace the Morelos II satellite, which completes its useful life in 1998. The estimated cost of the project, including launch and insurance, is approximately $224,400. The launch is scheduled for late 1998. In connection with the purchase of the net assets and Concessions on October 15, 1997 (see Note 1), Telecomm assigned to the Company the Morelos III construction contract with Hughes and the launch contract with Arianespace. The Company will assume the rights and obligations under such contracts upon the receipt of the consent of the respective contractors.

NOTE 6--STOCKHOLDER'S EQUITY

     At October 15, 1997 the Company's issued and outstanding capital stock was variable, without par value, with a fixed portion represented by 5,000 shares. There were 10,000 authorized shares at October 15, 1997.

     During special shareholder meetings on October 17 and 27, 1997, the Company increased the authorized number of shares to 10,000,000 and approved the capitalization of $576,452 of the notes payable to the Government in exchange for the issuance of 9,995,000 common shares. The pro forma column of the balance sheet and statement of changes in stockholder's equity gives effect to this capitalization.

     At October 27, 1997, as a result of the above mentioned modifications to the Company's capital structure, the authorized and outstanding common shares consisted of the following:

                                    SERIES                           SHARES
                -----------------------------------------------    ----------
                A..............................................     2,601,000
                B..............................................     2,499,000
                N..............................................     4,900,000
                                                                   ----------
                                                                   10,000,000
                                                                   ==========

     The principal difference in the series of shares relates to shares with voting rights (Series "A" and "B") and restricted voting rights (Series "N").

             TELECOMUNICACIONES DE MEXICO, FIXED SATELLITE SERVICE
                             (PREDECESSOR COMPANY)
                    AND SATELITES MEXICANOS, S. A. DE C. V.
                                   (COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--TAX MATTERS

     Historically, income of the Predecessor Company from telecommunication services via satellite was subject to the payment to the Government of an assessment equivalent to 5.8% of total monthly revenues.

     The Company as an independent legal commercial entity will not be subject to the 5.8% assessment but will be subject to the payment of income tax or asset tax at the statutory rates of 34% and 1.8%, respectively.

     Income tax is determined following interperiod allocation procedures under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects attributable to temporary differences and tax loss and tax credit carry forwards. At October 15, 1997 a deferred tax asset has been recognized related to the estimated future tax benefits from the Concession transferred to the Company of $171,496. As a new entity the Company will be exempt from asset tax through December 31, 2000. Pro forma income tax expense, assuming the Predecessor Company had operated as a commercial entity for the year ended December 31, 1996 and the nine months ended September 30, 1997 would have been $7,585 and $13,553, respectively.

NOTE 8--COMMITMENTS AND CONTINGENCIES

     Loral, together with Telefonica Autrey will be responsible for managing the Company and will receive an aggregate management fee, based on a sliding scale, applied to the Company's quarterly gross revenues up to a maximum of 3.75% of cumulative gross revenues. In addition, Loral Skynet will license certain intellectual property to the Company for a fee of 1.5% of the Company's gross revenues.

     Management is not aware of any pending litigation against the Company. Liability for all legal actions or other claims against the Predecessor Company or the Company prior to October 15, 1997 has been retained by the Government.

NOTE 9--SUBSEQUENT EVENT (UNAUDITED)

     On November 17, 1997 the Government sold 75% of its economic interest, representing 100% of the voting interest in the Company to Corporativo Satelites Mexicanos S.A. de C.V. ("Corporativo"), a wholly-owned subsidiary of Firmamento Mexicano, S. de R.L. de C.V. and on December 29, 1997 Corporativo was merged with and into the Company.

                            PRO FORMA FINANCIAL DATA

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
   AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                             AND DECEMBER 31, 1996

     The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1997 and statements of operations for the nine months ended September 30, 1997 and December 31, 1996 give effect to 1) the acquisition of a 49% indirect economic interest in SatMex completed on December 29, 1997, which will be accounted for using the equity method of accounting, 2) the acquisition between March 25, 1997 and June 23, 1997 by Loral of the remaining SS/L common stock not previously owned, pursuant to agreements negotiated in February 1997,
3) the acquisition by Loral of Skynet on March 14, 1997, and 4) the proposed acquisition by Loral of Orion which is subject to regulatory and Orion shareholder approvals and is expected to close in the first quarter of 1998. The SS/L and Skynet acquisitions are reflected in Loral's historical unaudited condensed consolidated balance sheet as of September 30, 1997 and the unaudited pro forma condensed consolidated balance sheet assumes the SatMex acquisition and the proposed Orion acquisition occurred as of September 30, 1997. The unaudited pro forma condensed consolidated statements of operations assume that these acquisitions occurred as of April 1, 1996. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1997 is based on the historical unaudited condensed consolidated statement of operations of Loral which includes the results of operations for SS/L from January 1, 1997 and the related minority interest, and Skynet for the period March 14, 1997 to September 30, 1997. The historical Loral condensed consolidated statement of operations for the nine months ended December 31, 1996 reflect the results of operations from the inception of Loral in April 1996 through December 31, 1996. The unaudited pro forma condensed consolidated statement of operations information for the nine months ended December 31, 1996 is based on the historical condensed consolidated statements of operations of Loral and Orion as well as the condensed statements of operations of SS/L and Skynet for that period. The condensed statements of operations for Orion for the nine months ended December 31, 1996 and September 30, 1997 reflect the pro forma effects of certain transactions completed by Orion in January 1997, as if such transactions had occurred January 1, 1996. Equity in the net loss of SatMex has been included in the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1997 and December 31, 1996, based on Loral's share of the pro forma results of SatMex for such periods. The unaudited pro forma condensed consolidated financial statements reflect the purchase method of accounting and the adjustments and assumptions described in the accompanying notes.

     The pro forma adjustments for SS/L, Skynet and SatMex are based upon preliminary estimates of fair values. The pro forma adjustments for Orion are based on historical values of assets and liabilities, pending completion of an independent valuation and allocation of their respective fair values, which are not expected to result in material adjustments. Actual adjustments will be based on final appraisals and other analyses of fair values. The unaudited pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with the audited consolidated financial statements and notes of the respective companies. The unaudited pro forma condensed consolidated statements of operations data may not be indicative of the results that actually would have occurred if the acquisitions had taken place on April 1, 1996, or future results.

                       LORAL SPACE & COMMUNICATIONS LTD.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     SATMEX                                       ORION
                                                    PRO FORMA                                   PRO FORMA         PRO FORMA
                                      LORAL        ADJUSTMENTS      SUBTOTAL       ORION       ADJUSTMENTS       AS ADJUSTED
                                    ----------     -----------     ----------     --------     ------------      -----------
                                                                                                 (NOTE 1)
                                                           ASSETS
Current assets:
  Cash and cash equivalents.......  $  193,164      $ (91,700)(a)  $  101,464     $ 82,811      $       --       $  184,275
  Contracts in process............     459,916             --         459,916       10,616              --          470,532
  Inventories.....................      94,074             --          94,074           --              --           94,074
  Restricted assets...............          --             --              --       50,064              --           50,064
  Other current assets............     186,087             --         186,087        8,076              --          194,163
                                    ----------       --------        --------     ----------
Total current assets..............     933,241        (91,700)        841,541      151,567              --          993,108
Property, plant and equipment,
  net.............................     768,277             --         768,277      388,813              --        1,157,090
Cost in excess of net assets
  acquired, less amortization.....     436,632             --         436,632       21,119         404,253(j),(k)    840,885
                                                                                                   (21,119)(j)
Long-term receivables.............     104,574             --         104,574           --              --          104,574
Investments in affiliates.........     358,926         91,700(a)      450,626           --              --          450,626
Restricted and segregated
  assets..........................          --             --              --      309,734              --          309,734
Other assets......................     147,004             --         147,004       30,211              --          177,215
                                    ----------       --------        --------     ----------
                                    $2,748,654      $      --      $2,748,654     $901,444      $  383,134       $4,033,232
                                    ==========       ========        ========     ==========
                                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable................  $  227,998      $      --      $  227,998     $  3,015      $       --       $  231,013
  Customer advances...............      75,981             --          75,981           --              --           75,981
  Accrued interest and preferred
    dividends.....................      11,005             --          11,005       11,315            (875)(k)       21,445
  Other current liabilities.......      53,909             --          53,909       18,918             632(k)        73,459
  Income taxes payable............       5,452             --           5,452           --              --            5,452
  Deferred income taxes...........      64,805             --          64,805           --              --           64,805
  Current portion of long-term
    debt..........................       2,146             --           2,146        9,162              --           11,308
                                    ----------       --------        --------     ----------
Total current liabilities.........     441,296             --         441,296       42,410            (243)         483,463
Deferred income taxes.............      45,108             --          45,108           --              --           45,108
Pension and other postretirement
  liabilities.....................      57,088             --          57,088           --              --           57,088
Long-term liabilities.............      38,238             --          38,238       21,850              --           60,088
Long-term debt....................     229,323             --         229,323      790,561         (60,000)(k)      959,884
Minority interest.................      11,136             --          11,136           --              --           11,136
Commitments and contingencies
Redeemable Convertible Preferred
  Stock...........................          --             --              --      117,868        (117,868)(k)           --
Shareholders' equity:
  Series A convertible preferred
    stock, par value $.01.........         459             --             459           --              --              459
  Series C convertible redeemable
    preferred stock, par value
    $.01..........................     731,195             --         731,195           --              --          731,195
  Common stock, par value $.01....       2,007             --           2,007           --             215(j)         2,222
  Paid-in capital.................   1,214,850             --       1,214,850           --         489,785(j)     1,704,635
  Treasury stock..................      (1,680)            --          (1,680)          --              --           (1,680)
  Retained deficit................     (20,366)            --         (20,366)          --              --          (20,366)
  Orion preacquisition deficit....          --             --              --      (71,245)         71,245(j)            --
                                    ----------       --------        --------     ----------
Total shareholders' equity........   1,926,465             --       1,926,465      (71,245)        561,245        2,416,465
                                    ----------       --------        --------     ----------
                                    $2,748,654      $      --      $2,748,654     $901,444      $  383,134       $4,033,232
                                    ==========       ========        ========     ==========

 See notes to unaudited pro forma condensed consolidated financial statements.

                       LORAL SPACE & COMMUNICATIONS LTD.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

PERIODS COVERED:
Loral and Orion January 1 -- September 30, 1997
Skynet January 1 -- March 14, 1997 (Pre-acquisition period)

                                                                                        PRO           ORION
                                                      PRO FORMA                        FORMA        PRO FORMA
                              LORAL       SKYNET     ADJUSTMENTS          SUBTOTAL     ORION        ADJUSTMENTS
                            ----------    -------    -----------          --------    --------      ---------
                                                      (NOTE 1)                                      (NOTE 1)
Revenues................... $1,002,619    $17,938     $ (24,829)(d)       $995,728    $ 54,539      $     --
Costs and expenses.........    993,466     14,066       (20,878)(d)        986,654      85,459         5,629(j)
                            ----------    -------      --------           --------    --------      --------
  Operating income
    (loss).................      9,153      3,872        (3,951)             9,074     (30,920)       (5,629)
Interest income (expense),
  net......................     23,106     (2,500)       (6,470)(a),(d),(g)   14,136   (52,841)       (1,892)(i)
Other income (expenses)....         --         --            --                 --          21            --
                            ----------    -------      --------           --------    --------      --------
  Pre-tax income (loss)....     32,259      1,372       (10,421)            23,210     (83,740)       (7,521)
Income taxes...............     17,582        535        (3,155)(a),(e),(f)   14,962        --       (27,760)(m)
                            ----------    -------      --------           --------    --------      --------
  Income (loss) before
    equity in net loss of
    affiliates.............     14,677        837        (7,266)             8,248     (83,740)       20,239
Equity in net loss of
  affiliates...............    (24,320)        --       (12,392)(a),(d)    (36,712)         --            --
Minority interest..........     (5,021)        --         4,975(b)             (46)         --            --
                            ----------    -------      --------           --------    --------      --------
  Net income (loss)........    (14,664)       837       (14,683)           (28,510)    (83,740)       20,239
Preferred dividends........    (14,580)        --            --            (14,580)     (6,933)        6,933(i)
                            ----------    -------      --------           --------    --------      --------
  Net income (loss)
    attributable to common
    shares................. $  (29,244)   $   837     $ (14,683)          $(43,090)   $(90,673)     $ 27,172
                            ==========    =======      ========           ========    ========      ========
Earnings (loss) per share
  (Note 2):
  Primary.................. $    (0.12)                                   $  (0.18)
                            ==========                                    ========
  Fully Diluted............ $    (0.12)                                   $  (0.18)
                            ==========                                    ========
Weighted average shares
  outstanding;
  Primary..................    240,539                                     245,665
                            ==========                                    ========
  Fully Diluted............    240,539                                     245,665
                            ==========                                    ========


                              PRO FORMA
                             AS ADJUSTED
                             -----------

Revenues...................  $ 1,050,267
Costs and expenses.........    1,077,742
                              ----------
  Operating income
    (loss).................      (27,475)
Interest income (expense),
  net......................      (40,597)
Other income (expenses)....           21
                              ----------
  Pre-tax income (loss)....      (68,051)
Income taxes...............      (12,798)
                              ----------
  Income (loss) before
    equity in net loss of
    affiliates.............      (55,253)
Equity in net loss of
  affiliates...............      (36,712)
Minority interest..........          (46)
                              ----------
  Net income (loss)........      (92,011)
Preferred dividends........      (14,580)
                              ----------
  Net income (loss)
    attributable to common
    shares.................  $  (106,591)
                              ==========
Earnings (loss) per share
  (Note 2):
  Primary..................  $     (0.40)
                              ==========
  Fully Diluted............  $     (0.40)
                              ==========
Weighted average shares
  outstanding;
  Primary..................      267,203
                              ==========
  Fully Diluted............      267,203
                              ==========

 See notes to unaudited pro forma condensed consolidated financial statements.

                       LORAL SPACE & COMMUNICATIONS LTD.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              ORION
                                                          PRO FORMA                            PRO FORMA    PRO FORMA
                       LORAL        SS/L       SKYNET    ADJUSTMENTS      SUBTOTAL               ORION     ADJUSTMENTS
                      --------   ----------   --------   -----------      ---------            ---------   -----------
                                                          (NOTE 1)                                          (NOTE 1)
Revenues............  $  5,088   $1,017,653   $ 84,435    $ (96,488)(d)   $1,010,688           $  34,201    $      --
Costs and
  expenses..........    17,606      963,517     39,051      (59,951)(d)     960,223               64,149        5,629(j)
                       -------   ----------   --------     --------        --------            ---------     --------
  Operating income
    (loss)..........   (12,518)      54,136     45,384      (36,537)         50,465              (29,948)      (5,629)
Interest income
  (expense), net....    28,699        6,081    (11,305)     (30,755)    (d),(g)    (7,280)       (68,549)      (4,517)(1)
Other income
  (expenses)........        --           --         --           --              --                   --           --
                       -------   ----------   --------     --------        --------            ---------     --------
  Pre-tax income
    (loss)..........    16,181       60,217     34,079      (67,292)         43,185              (98,497)     (10,146)
Income taxes........     2,912       27,643     13,369      (23,534)(e),(f)    20,390                 --      (19,128)(m)
                       -------   ----------   --------     --------        --------            ---------     --------
  Income (loss)
    before equity in
    net loss of
    affiliates......    13,269       32,574     20,710      (43,758)         22,795              (98,497)       8,982
Extraordinary
  loss..............        --           --         --           --              --                   --           --
Equity in net loss
  of affiliates.....    (4,392)      (1,549)        --      (38,396)(a),(d)   (44,337)                --           --
                       -------   ----------   --------     --------        --------            ---------     --------
  Net income
    (loss)..........     8,877       31,025     20,710      (82,154)        (21,542)             (98,497)       8,982
Preferred
  dividends.........        --           --         --           --              --               (6,945)       6,945(d)
                       -------   ----------   --------     --------        --------            ---------     --------
  Net income (loss)
    attributable to
    common shares...  $  8,877   $   31,025   $ 20,710    $ (82,154)      $ (21,542)           $(105,442)   $ 15,927
                       =======   ==========   ========     ========        ========            =========     ========
Earnings (loss) per
  share (note 2):
  Primary...........  $   0.04                                            $   (0.09)
                       =======                                             ========
  Fully Diluted.....  $   0.04                                            $   (0.09)
                       =======                                             ========
Weighted average
  shares
  outstanding:
  Primary...........   229,396                                              241,026
                       =======                                             ========
  Fully Diluted.....   229,396                                              241,026
                       =======                                             ========


                       PRO FORMA
                      AS ADJUSTED
                      ------------

Revenues............   $1,044,889
Costs and
  expenses..........    1,030,001
                        ---------
  Operating income
    (loss)..........       14,888
Interest income
  (expense), net....      (80,346)
Other income
  (expenses)........           --
                        ---------
  Pre-tax income
    (loss)..........      (65,458)
Income taxes........        1,262
                        ---------
  Income (loss)
    before equity in
    net loss of
    affiliates......      (66,720)
Extraordinary
  loss..............           --
Equity in net loss
  of affiliates.....      (44,337)
                        ---------
  Net income
    (loss)..........     (111,057)
Preferred
  dividends.........           --
                        ---------
  Net income (loss)
    attributable to
    common shares...   $ (111,057)
                        =========
Earnings (loss) per
  share (note 2):
  Primary...........   $    (0.42)
                        =========
  Fully Diluted.....   $    (0.42)
                        =========
Weighted average
  shares
  outstanding:
  Primary...........      262,564
                        =========
  Fully Diluted.....      262,564
                        =========

 See notes to unaudited pro forma condensed consolidated financial statements.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

   AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                             AND DECEMBER 31, 1996

     1. The following facts and assumptions in note (a) were used in determining the pro forma effect of the investment in SatMex.

          (a) Through Acquisition Sub, the Sponsors acquired 75% of the outstanding capital stock of SatMex for $638.0 million, paid in two installments. The first installment was paid on November 17, 1997 using $141.1 million of equity contributed by the Sponsors and $52.5 million of debt incurred by Acquisition Sub. Loral's investment was $91.7 million for a 49% indirect economic interest in SatMex. The final installment plus interest, financed with debt incurred by Acquisition Sub, was paid on December 29, 1997. Loral will account for this investment under the equity method of accounting. The unaudited pro forma condensed consolidated balance sheet reflects a reduction in cash and increase in investments in affiliates to record Loral's investment in SatMex.

          Pro forma adjustments were made to the unaudited pro forma condensed consolidated statements of operations for the nine months ended December 31, 1996 and September 30, 1997 to reflect the equity in earnings of SatMex as if the investment was made April 1, 1996. The pro forma adjustments were based on the unaudited pro forma financial statements of SatMex for the nine months ended September 30, 1997 and the year ended December 31, 1996. The SatMex unaudited pro forma financial statements were not available for the nine months ended December 31, 1996. Therefore, the pro forma adjustment for the nine months ended December 31, 1996 was determined by calculating the nine month results of operations on a pro rata basis. Management believes that this method provides a reasonable approximation of SatMex's results of operations for the nine months ended December 31, 1996.

     The pro forma adjustment for equity in net loss of affiliates was calculated as follows (amounts in thousands of U.S. dollars):

                                                                   NINE MONTHS ENDED
                                                             ------------------------------
                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                 1996             1997
                                                             ------------     -------------
        Historical net income of SatMex....................    $ 13,330         $  35,052
        Pro forma adjustments:
        Amortization of Concessions........................      (8,265)           (8,265)
        Interest expense...................................     (46,625)          (46,625)
        Amortization of deferred financing costs...........      (1,637)           (1,637)
        Financing fees.....................................      (8,850)               --
        Amortization of offering costs.....................        (704)             (704)
        Adjustments to reflect post-acquisition
          operations.......................................      (4,406)           (3,942)
        Reversal of Government assessment..................       3,401             4,809
        Income tax benefit.................................      11,145             3,144
                                                               --------          --------
        Total pro forma adjustments........................     (55,941)          (53,220)
                                                               --------          --------
        Pro forma net loss of SatMex.......................     (42,611)          (18,168)
        Loral indirect ownership interest in SatMex........          49%               49%
                                                               --------          --------
        Loral share of SatMex pro forma net loss...........     (20,879)           (8,902)
        Loral share of management and intellectual property
          fees.............................................         868             1,499
        Loral share of Holdings' interest on Government
          Obligation.......................................      (4,989)           (4,989)
                                                               --------          --------
        Pro forma adjustment to equity in net loss of
          affiliates.......................................    $(25,000)        $ (12,392)
                                                               ========          ========

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The excess of purchase price over book value of net assets has been assigned to the Concessions and is being amortized over 40 years. Interest has been reflected at rates ranging from 9.75% to 11% plus Mexican withholding tax, and deferred financing and offering costs are being amortized over 6 to 7 years, when the related debt matures. Other pro forma adjustments have been made to reflect revenue and expenses on a post-acquisition basis. Revenue adjustments reflect reduced revenues from Telecomm based upon new contracts entered into concurrent with the acquisition. Operating expense adjustments include increased payroll cost to post-acquisition pay scales, increased in-orbit insurance premiums driven by higher levels of insurance required due to the financings, incremental lease costs, reversal of non-recurring bad debt recoveries recorded in 1997, management and intellectual property fees to be paid to the Sponsors and elimination of non-recurring bonuses and employment costs related to the privatization. Pro forma adjustments have been made to eliminate assessments from the Mexican Government. A pro forma tax benefit has been reflected on the pro forma adjustments and historical income.

     Pro forma adjustments related to affiliates of Loral other than SatMex include Loral's share of the Government Obligation interest expense which accrues at 12% per year applied to the discounted amount of $85.3 million and management and intellectual property fees payable from SatMex to other Loral affiliates.

     The unaudited pro forma condensed consolidated statements of operations reflect charges for interest expense of 7% on the cash portion of the purchase price.

     The following facts and assumptions in notes (b) through (e) were used in determining the pro forma effect of the increase in Loral's ownership of SS/L to 100%.

          (b) Pursuant to agreements negotiated in December 1996 and February 1997, Loral acquired 49% of SS/L from four international aerospace and communications companies (the "Alliance Partners") between March 25, 1997 and June 23, 1997 for $374 million. These transactions, in which Loral acquired 24.5% of SS/L for $93.5 million in cash and $93.5 million in convertible preferred equivalent obligations ("CPEOs"), and the remaining 24.5% of SS/L acquired on June 23, 1997 for 8,042,922 shares of Loral Common Stock and 1,063,663 shares of Loral Series C Preferred Stock are reflected in Loral's historical unaudited condensed consolidated balance sheet as of September 30, 1997. On June 5, 1997, the CPEOs were exchanged into shares of Loral's Series C Preferred Stock after approval by shareholders.

          In August 1996, Loral increased its ownership of SS/L to 51% through the acquisition of an 18.3% interest held by certain partnerships affiliated with Lehman Brothers (the "Lehman Partnerships") for $110.0 million including cash of $4 million, 7.5 million shares of Loral Common Stock, and 267,256 shares of common stock of Globalstar Telecommunications Limited previously held by a Loral subsidiary. In accordance with the terms of Loral's agreement with the Lehman Partnerships, the purchase price was increased by $9.2 million in April 1997.

          Loral increased its ownership of SS/L to 75.5% during the first quarter of 1997. Accordingly, Loral discontinued the equity method of accounting and began consolidating the results of SS/L as of January 1, 1997, with a reduction for SS/L's earnings attributable to its other shareholders.

          The acquisition of SS/L common stock has been accounted for as a purchase. The cost in excess of net assets acquired arising from this acquisition is being amortized over 40 years. A pro forma adjustment of $2.1 million to amortization expense was made to the unaudited pro forma condensed consolidated statement of operations for the nine months ended December, 31, 1996. Loral's historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 1997 reflects the results of operations of SS/L from January 1, 1997 and the related minority interest of the SS/L equity not owned by Loral during the period. Loral's historical unaudited condensed consolidated statement of operations for the nine months ended December 31, 1996 includes SS/L's operations using the equity method of accounting. Pro forma adjustments assume that Loral had acquired 100% of the common stock of SS/L as of April 1, 1996.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

          (c) The purchase price for SS/L was determined through arm's length bargaining between Loral and the Alliance Partners and Loral and the Lehman partnerships. The cash portion of the acquisition was financed with cash on hand. The unaudited pro forma condensed consolidated statements of operations reflect charges for interest expense of 7% on the cash portion of the purchase price and 6% on the CPEOs and preferred stock portion of the purchase price.

          (d) Other pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1997, include elimination of SS/L's sales to Skynet of $24.8 million and related costs and expenses of $22.5 million for the period January 1, 1997 through March 14, 1997. Other pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the nine months ended December 31, 1996 include elimination of SS/L's sales to Skynet of $96.5 million and related cost of sales of $82.1 million and elimination of Loral's equity in the net income of SS/L based on its historical ownership interest during the period. Other adjustments related to differences between fair values of assets acquired and their carrying amounts are already reflected in the September 30, 1997 historical unaudited condensed consolidated balance sheet.

          (e) A statutory (Federal and state) tax rate of 41%, adjusted for non-deductible interest and goodwill, was assumed with respect to the pro forma adjustments.

     The following facts and assumptions in notes (f) through (i) were used in determining the pro forma effect of the acquisition of Skynet from AT&T.

          (f) On March 14, 1997 Loral acquired certain assets of Skynet for $478.1 million in cash. The price reflects a reduction from the $712.5 million price originally agreed upon in September 1996 arising from an adjustment resulting from the failure of Skynet's Telstar 401 satellite in January 1997. The price is subject to further adjustment based upon net assets delivered at closing, as defined.

          This acquisition has been accounted for as a purchase. Loral's historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 1997 reflects the operations of Skynet from the date of acquisition through September 30, 1997. The Skynet preacquisition period January 1, 1997 through March 14, 1997 presented in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1997, excludes the loss of the Telstar 401 satellite. The Skynet historical unaudited condensed consolidated statement of operations included in the unaudited pro forma condensed consolidated statement of operations for the nine months ended December 31, 1996 includes the operations of Skynet for the entire period. The Skynet operations have been calculated by deducting the Skynet operations for the three month period ended March 31, 1996 from the Skynet operations for the year ended December 31, 1996. Revenues, operating income and net income for Skynet for the three months ended March 31, 1996 were $39.9 million, $19.0 million and $9.3 million, respectively. Pro forma adjustments have been calculated for the nine month period.

          (g) The purchase price for Skynet was determined through arm's length bargaining between Loral and AT&T. The acquisition was initially financed with cash on hand. A significant portion of the purchase price is expected to be refinanced with debt. The pro forma adjustment for interest expense reflects charges for interest based on an adjusted purchase price of $478.1 million for the period January 1, 1997 through March 14, 1997 and an unadjusted price of $712.5 million for the nine months ended December 31, 1996 at an assumed interest rate of 7%, reduced for capitalized interest of $2.9 million for the period January 1, 1997 through March 14, 1997 and $7.5 million for the nine months ended December 31, 1996 and interest expense recorded by Skynet of $2.5 million for the period January 1, 1997 through March 14, 1997 and $11.3 million for the nine months ended December 31, 1996. The unadjusted purchase price of $712.5 million was used as the basis of the interest expense calculation during the nine months ended December 31, 1996 because Telstar 401 was operating and generating revenues during that entire period.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

          (h) The estimated excess of purchase price over net assets acquired of $100.1 million is being amortized over 40 years. Other purchase accounting adjustments to the unaudited pro forma condensed consolidated statement of operations for the period January 1, 1997 through March 14, 1997, pursuant to the provisions of Accounting Principles Board Opinion No. 16, include charges for depreciation over an estimated weighted average 12.5 year life of the excess of fair value of depreciable fixed assets over the historical book value of $53.1 million. Other purchase accounting adjustments to the unaudited pro forma condensed consolidated statement of operations for the nine months ended December 31, 1996 include charges for depreciation over an estimated weighted average ten year life of the excess of fair value of depreciable fixed assets over the historical book value of $243.3 million. For purposes of this adjustment, fair value of depreciable fixed assets includes the estimated fair value of Telstar 401, and historical book value includes the carrying value of Telstar 401.

          (i) A statutory (Federal and state) tax rate of 39% was assumed with respect to the pro forma adjustments.

     The following facts and assumptions in notes (j) through (m) were used in determining the pro forma effect of the proposed acquisition of Orion.

          (j) On October 7, 1997, Loral agreed to acquire 100% of Orion's outstanding capital stock for Loral common stock. Based on Orion's fully diluted shares of approximately 28 million shares, the value of the transaction, including expenses, is approximately $490 million. The transaction is expected to close in the first quarter of 1998 and is subject to regulatory and Orion shareholder approvals. At the close, each share of Orion capital stock will be converted into $17.50 worth of Loral common stock assuming the "determination price", as defined, of Loral common stock is between $16.305 and $24.458. If the determination price is at or outside either end of this range, each Orion share will be converted into a fixed number of Loral common shares obtained by dividing $17.50 by the high or low end of the range, as appropriate. In no case will the exchange ratio be fewer than 0.71553 shares of Loral common stock for each share of Orion. Based on a closing price of $22.75 of Loral common stock on December 2, 1997, 21.5 million shares of Loral common stock will be issued. The unaudited pro forma condensed consolidated balance sheet has been prepared as if the acquisition of Orion's net assets had been completed on September 30, 1997.

          This acquisition will be accounted for as a purchase. Pro forma adjustments to the unaudited condensed consolidated statement of operations have been calculated for the nine month periods ended December 31, 1996 and September 30, 1997, respectively. These unaudited pro forma condensed consolidated statement of operations adjustments have been prepared as if the proposed acquisition of Orion had occurred on April 1, 1996. Orion operations have been calculated by deducting the Orion operations for the three month period ended March 31, 1996 from the Orion operations for the year ended December 31, 1996. Such operations give effect on a pro forma basis to certain transactions completed by Orion in January 1997, as if such transactions had been completed January 1, 1996. Revenues, operating loss and net loss attributable to common shareholders for Orion on a pro forma basis for the three months ended March 31, 1996 were $7.6 million, $11.1 million and $37.4 million, respectively.

          (k) The estimated excess of purchase price over the fair market value of net assets acquired of $404.3 million is being amortized over 40 years. Orion's identifiable assets and liabilities used in the preparation of these unaudited pro forma condensed consolidated financial statements were based on historical cost, pending the completion of an independent valuation and allocation of their respective fair values, which are not expected to result in material adjustments. Other pro forma adjustments to the unaudited condensed consolidated balance sheet include (i) the assumed conversion to equity at September 30, 1997 of Orion's Series A 8% Cumulative Redeemable Convertible Preferred Stock aggregating $16.9 million at September 30, 1997 including accrued dividends; Series B 8% Cumulative

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     Redeemable Convertible Preferred Stock aggregating $5.1 million at September 30, 1997 including accrued dividends; Series C 6% Cumulative Redeemable Convertible Preferred Stock aggregating $95.9 million at September 30, 1997 including accrued dividends and $60.0 million, 8.75% convertible debentures dated January 31, 1997 and the elimination of the accrued interest thereon; (ii) the elimination of Orion's goodwill aggregating $21.1 million at September 30, 1997; and (iii) the accrual of $.6 million relating to the assumed acceleration of vesting of Non-Employee Director unvested stock options in connection with the Merger.

          (l) Other pro forma adjustments to the unaudited condensed consolidated statement of operations include goodwill amortization, minority interest, preferred dividends and interest expense on the convertible debentures from the historical Orion results.

          (m) A tax benefit was recorded as an adjustment to the unaudited pro forma condensed consolidated statement of operations for the nine months ended December 31, 1996 and September 30, 1997 related to the Orion loss which would have been available to Loral on its US income tax return. A statutory (federal and state) tax rate of 40% was applied to certain pro forma adjustments for the nine months ended September 30, 1997.

     2. Primary and fully diluted earnings per share are computed based upon the weighted average number of shares of common stock and common equivalent shares (Loral Series A Preferred Stock) outstanding, after giving pro forma effect to the shares issued for the transactions described above. The Loral Series C Preferred Stock was excluded from the earnings per share calculations as their effect would have been anti-dilutive.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          /s/ LORAL SPACE & COMMUNICATIONS LTD.
                                          --------------------------------------
                                                       (Registrant)

                                          By:    /s/ MICHAEL P. DEBLASIO
                                            ------------------------------------
                                                    Michael P. DeBlasio
                                                 Senior Vice President and
                                                  Chief Financial Officer

Date: January 13, 1998

                                EXHIBIT INDEX


          23 -- Consent of Price Waterhouse